Exhibit 99.1
THE MIDLAND COMPANY
7000 MIDLAND BOULEVARD
AMELIA, OHIO 45102-2607
(513) 943-7100

P.O BOX 1256
CINCINNATI, OHIO 45201

For Immediate Release	April 3, 2008

Contact:
W. Todd Gray, Executive Vice President and CFO
(513) 943-7100

The Midland Company
Completes Merger with Munich Re Group

Cincinnati, Ohio, April 3, 2008 -- The Midland Company (Nasdaq: MLAN), a highly focused provider of specialty insurance products and services, today announced that it has completed the merger in which Midland has been acquired by Munich-American Holding Corporation, a subsidiary of Munich Re.  Prior to the closing of the merger, Midland completed the previously announced sale of all of the shares of capital stock of M/G Transport Services, Inc. and MGT Services, Inc. to an affiliate of Brooklyn NY Holdings LLC.

Under terms of the merger agreement, Midland shareholders will receive $65.00 per share in cash.  Holders of Midland common stock who hold uncertificated book-entry shares may expect to receive the merger consideration within approximately seven business days.  Holders who hold their shares through Depository Trust Company should contact their broker or other financial advisor for instructions.  Holders of certificated shares of Midland common stock will receive a letter of transmittal and other materials from our paying agent.  These materials will have to be completed and returned to the paying agent in order for such shareholders to receive the merger consideration.  At the close of business today, Midland shares will be de-listed from the Nasdaq Global Select Market and will cease to trade on that market.

John W. Hayden, Midland president and chief executive officer said, “We sincerely appreciate the consistent interest and support of our valued shareholders.  We are very proud of the superior value Midland has delivered to them over the years.  In addition, we would like to recognize the outstanding contributions from all of our business partners and associates; it is they who have allowed Midland to distinguish itself as a top tier performer in the specialty insurance marketplace.  We will be forever grateful to the founders of The Midland Company, J. Page Hayden, Sr. and H. R. LaBar and their successors, for their courage and determination in creating the platform that has afforded us the opportunity to create the tremendous value this transaction represents.

“We are excited to be joining the Munich Re family, a formidable player in the global insurance and reinsurance marketplace.  We believe that our solid business platform and the synergies between our organizations will provide us with a bright future in the years ahead.”

About Munich Re

The Munich Re Group operates worldwide, turning risk into value.  In the financial year 2007, it achieved a profit of 3.9bn euros, the highest in its corporate history.  Its premium income amounted to over 37bn euros and its investments amounted to over 176bn euros.  The Group operates in all lines of business, with around 37,000 employees at over 50 locations throughout the world and is characterized by particularly pronounced diversification, client focus and earnings stability.

Munich Re America, a member of the Munich Re Group, is one of the leading providers of reinsurance in the United States.  Through its subsidiaries, it writes treaty and facultative reinsurance, insurance, and provides related services to insurance companies, other large businesses, government agencies, pools and other self-insurers.

About Midland

Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 95 percent of Midland’s consolidated revenue.  American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, excess and surplus lines coverages, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers.  Additional information on the company can be found on the Internet at www.midlandcompany.com.

Forward Looking Statements Disclosure

Certain statements in this press release contain forward-looking statements, including statements relating to the effects of the merger.  Forward-looking statements are statements other than historical information or statements of current condition.  These forward-looking statements are based on current expectations, estimates, forecasts and projections of future company or industry performance based on management’s judgment, beliefs, current trends and market conditions.  Actual outcomes and results may differ materially from what is expressed, forecasted or implied in any forward-looking statement.  Forward-looking statements made by Midland or Munich Re may be identified by the use of words such as “will,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “seeks,” “estimates,” or the negative versions of those words and similar expressions, and by the context in which they are used.  There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document.  For example, Midland or Munich Re may be adversely affected by other economic, business, and/or competitive factors.  These and other factors that could cause Midland’s actual results to differ materially from those expressed or implied are discussed under “Risk Factors” in Midland’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission.  Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results.  For a further discussion of these and other risks and uncertainties affecting Midland, see Midland’s website at www.midlandcompany.com.  Midland and Munich Re undertake no obligation to update any forward-looking statements, whether as a result of new information or circumstances, future events (whether anticipated or unanticipated) or otherwise.  Readers are cautioned not to place undue reliance on these forward-looking statements.